EXHIBIT 10.1
Mr. Ben Currier, Chairman, Board of Directors, Hooper Holmes Inc., Basking Ridge, NJ.

Dear Ben,

I wish to submit my resignation from membership of the Board of Directors of Hooper Holmes.

My initial recruitment to the Board was motivated by the business strategy of Hooper Holmes which included an aspiration to move into new business areas, in particular, expansion of the Company’s business base towards the support of clinical trials and data processing that would be of value to the pharmaceutical industry. Early in the summer of 2005 the Board and previous CEO of Hooper Holmes made the decision that the Company’s balance sheet and expertise base did not support an early entry into the activities for which my expertise had been sought.

As a Board Member, and by that time able to understand the Company’s challenges with greater clarity, I fully supported the decision. Thereafter, I tended my resignation to you as Chairman of the Board, as my knowledge of the insurance industry business process is minimal. After a discussion with you, I agreed to stay on the Board until a new CEO was appointed, thus avoiding the impression that I did not fully support the actions of the Board.

In large part through your own excellent efforts, we set in place a transition process and secured a new CEO who has the experience and qualifications to provide the Company with excellent leadership. I feel that I have fulfilled my undertaking to you and the Board and so have decided to resign upon the 12 month anniversary of my election which will be May 23, 2006.

With my kind personal regards,

Yours sincerely,

Les.

Dr. Leslie Hudson

President & CEO

DOV Pharmaceutical, Inc.

433 Hackensack Avenue

Hackensack NJ 07601